SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  January 27, 2005

DENDRITE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	001-16379	22-2786386
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1405 Route 206 South, Bedminster, New Jersey		07921
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (908) 443-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.  Entry Into a Material Definitive Agreement

Under the Company’s executive bonus program, each executive officer has an incentive award target based on the achievement of specific quantitative corporate performance goals which are determined by the Compensation Committee.  Each executive officer has a range of potential awards, both above and below target.  The amount paid to each executive officer under the bonus program is based on achievement against the financial performance goals.  Larger awards may be made if performance exceeds predetermined objectives.  Smaller or no awards may be made if performance falls below such objectives.

For executive officers who primarily have corporate responsibilities, the 2004 financial performance criteria were based on earnings per share with the opportunity for quarterly and annual payments.  For executive officers who primarily have revenue generating responsibilities, the performance objectives were 25% based on earnings per share, 50-65% based on business unit revenues and operating profits, and 10-25% based on strategic revenue targets, with the opportunity for quarterly and annual payments.

On January 27, 2005, the Compensation Committee reviewed the Company’s 2004 performance and the 2004 financial performance criteria, and determined the extent to which the performance criteria were achieved for the fourth quarter and full year and, based on achievement against the performance goals, approved the payment of awards to those executive officers who satisfied the performance criteria.  At the same time, the Compensation Committee approved increases in the base salary of executive officers as part of its regular salary review.

The Compensation Committee also reviewed and approved performance criteria for incentive awards for 2005.  For executive officers who primarily have corporate responsibilities, the financial performance criteria are based on earnings per share with the opportunity for quarterly and annual payments.  For executive officers who primarily have revenue generating responsibilities, the performance objectives are 25% based on earnings per share, and 75% based on business unit revenues and operating profits, with the opportunity for quarterly and annual payments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDRITE INTERNATIONAL, INC.

Dated: February 2, 2005	By:	/s/ KATHLEEN E. DONOVAN
	Name:	Kathleen E. Donovan
	Title:	Senior Vice President and Chief
Financial Officer